ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 21st day of January, 2014 by and among LCP OREGON HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and ARC TERMINALS HOLDINGS LLC, a Delaware limited liability company (“Buyer”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Willbridge Facility PSA (as defined below).

RECITALS

A           Seller is a party to that certain Purchase and Sale Agreement, dated as of October 17, 2013 (the “Willbridge Facility PSA”), with Paramount of Oregon, LLC (“Paramount Oregon”), pursuant to which Seller has agreed, subject to specified terms and conditions, to purchase (i) a terminal facility located in Portland, Oregon, (the “Willbridge Facility”) and (ii) certain other assets, contracts, and rights relating to the Willbridge Facility (the “Ancillary Assets”).

B.           On January 14, 2014, CorEnergy Infrastructure Trust, Inc., a Maryland corporation (“CORR”), and Lightfoot Capital Partners, L.P., a Delaware limited partnership (“Lightfoot”), entered into a Membership Interest Purchase Agreement, pursuant to which CORR has agreed, subject to specified terms and conditions, to purchase the membership interests of Seller from Lightfoot, such purchase to occur immediately prior to the closing of the transactions contemplated by the Willbridge Facility PSA (the “Willbridge Facility Closing”).

C.           On the date hereof, Seller and Buyer have entered into a Lease (the “Willbridge Facility Lease”), pursuant to which the Seller has agreed, subject to specified terms and conditions, to lease the Willbridge Facility and appurtenant rights (as defined with more particularity in the Willbridge Facility Lease, the “Willbridge Leasehold Estate”) to Arc Lessee, with the Willbridge Facility Lease to commence immediately after the Willbridge Facility Closing.

D.           Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Ancillary Assets not included in the Willbridge Leasehold Estate (the “Willbridge Purchased Assets”), and Buyer agrees to assume from Seller, the Willbridge Assumed Liabilities (as defined below), in each case subject to and in accordance with the terms and conditions of this Agreement, with such sale, purchase, assignment, and assumption to occur immediately after the Willbridge Facility Closing.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.           Sale and Transfer of Willbridge Purchased Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below), Seller shall sell,

transfer, convey, grant, and assign to Buyer, and Buyer shall purchase and receive, all right, title, and interest of Seller in and to the Willbridge Purchased Assets, including the following:

(a)           The contracts and agreements described in Schedule 1(a) attached hereto;

(b)           The vehicles listed on Schedule 3 of the Willbridge Facility PSA (the “Vehicles”), and the additional personal property described in Schedule 1(b) attached hereto;

(c)           To the extent transferable, the licenses, permits (including all permit transfer applications), and other forms of similar governmental consents required to be held by Buyer to operate the Willbridge Facility as contemplated by the Willbridge Facility Lease, including the licenses, permits, and consents listed in Schedule 1(c) attached hereto (the “Permits”);

(d)           The Inventory, if any; and all revenues and credits associated with the Willbridge Purchased Assets to which Seller is entitled under Section 3.3 of the Willbridge Facility PSA.

2.           Assumption of Willbridge Assumed Liabilities.  Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below), Buyer shall assume from Seller, the following liabilities, obligations, and responsibilities of Seller (the “Willbridge Assumed Liabilities”):

(a)           All liabilities and obligations arising under or in connection with the Willbridge Purchased Assets to the extent not covered by any contractual indemnity arrangements for which Seller is the beneficiary; and

(b)           The following liabilities, obligations, and responsibilities of Seller under the Willbridge Facility PSA:

(i)           All liabilities, obligations, and responsibilities for charges, expenses, and costs for which Seller is responsible under Section 3.3 of the Willbridge Facility PSA;

(ii)           All liabilities, obligations, and responsibilities of Seller under Article 5 of the Willbridge Facility PSA (relating to employee matters);

(iii)           All liabilities, obligations, and responsibilities of Seller under Section 8.12 of the Willbridge Facility PSA (relating to Seller Tank Inventory);

(iv)           All liabilities, obligations, and responsibilities for (i) transfer taxes payable by Seller under Section 11.2 of the Willbridge Facility PSA, (ii) Excise Taxes payable by Seller under Section 11.3 of the Willbridge Facility PSA and arising from the transactions contemplated by the Willbridge Facility PSA, and (iii) Property Taxes for which Seller is responsible under Section 11.4 of the Willbridge Facility PSA; and

(v)           All indemnification obligations under Article 12 of the Willbridge Facility PSA for indemnity claims made (i) pursuant to Section 12.1(b)(i) of the Willbridge Facility PSA or (ii) pursuant to Section 12.1(b)(ii) or Section 12.1(b)(iii) of the Willbridge Facility PSA (in the case of this clause (ii), to the extent arising from any breach by Buyer under this Agreement or the Willbridge Facility Lease).

For clarity, the parties agree that, (x) as between Buyer and Seller, Buyer shall be solely liable and responsible for the Willbridge Assumed Liabilities (irrespective of whether Paramount Oregon or any other relevant party has acknowledged or consented to Buyer’s assumption thereof), and (y) accordingly, Buyer shall indemnify Seller in full against any and all damages, liabilities, losses, costs, or expenses in respect of or attributable to any Willbridge Assumed Liabilities, whether incurred directly by Buyer or resulting from any claim by Paramount Oregon or any other party; provided, however, that Buyer shall have no obligation for any of the Willbridge Assumed Liabilities that arise (i) after the termination of the Willbridge Facility Lease as a result of or arising from the ownership or operation of the Willbridge Facility or the Willbridge Ancillary Assets after the termination of the Willbridge Facility Lease, unless Buyer or one of its affiliates purchases the Willbridge Facility upon the termination of the Willbridge Facility Lease (in which case, between Buyer and Seller, Buyer shall be liable and responsible for such Willbridge Assumed Liabilities); or (ii) with respect to the Willbridge Assumed Liabilities described in Section 2(b)(v) above, as a result of a breach of a covenant of Seller under the Willbridge Facility PSA as a result of any actions taken by Seller after the Closing Date.  If Seller receives any written notice regarding an environmental claim, Seller shall timely make a claim to the indemnifying party under any contractual indemnity arrangement acquired under the Willbridge Facility PSA and shall deliver copies of all such notices and claims to Buyer.  Seller shall include Buyer in all discussions and negotiations with any parties involved in such contractual indemnity arrangements.

3.           Purchase Price.

(a)           The purchase price for the Willbridge Purchased Assets shall be One Hundred Sixteen Thousand Dollars ($116,000) (the “Purchase Price”).   At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to an account specified by Buyer.

(b)           The parties agree to allocate the Purchase Price among the Willbridge Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations.  Consistent with the purchase price allocation process contemplated by Section 3.2 of the Willbridge Facility PSA, Seller shall prepare and deliver to Buyer a copy of an allocation of the Purchase Price among the Willbridge Facility Assets within ninety (90) days after the Closing Date, based on, to the extent applicable, the third-party appraisals on the basis of which the purchase price allocation was prepared under the Willbridge Facility PSA.  No party shall file any Tax Return which is inconsistent with such allocation.  The parties hereto shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 3(b) and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal, or submission with respect to, such challenge.

4.           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place immediately after the Willbridge Facility Closing.  The day on which the Closing occurs is referred to herein as the “Closing Date.”  The Closing shall take place at the offices of Husch Blackwell LLP in Kansas City, Missouri, or at such other place as the parties agree.

5.           Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

(a)           Authority; Execution and Delivery; Enforceability.  Seller is a limited liability company duly organized and in good standing under the laws of the States of Delaware and Oregon.  Seller has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement.  The execution, delivery, and performance by Seller under this Agreement have been duly authorized by all necessary action on the party of Seller.  Seller has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (subject to applicable legal and equitable limitations).

(b)           Disclaimer.  Except as otherwise set forth in this Agreement, Seller expressly disclaims any representations or warranties of any kind or nature, whether express or implied, as to the title, condition, value, quality, validity, or effectiveness of the Willbridge Purchased Assets, or any particular Willbridge Purchased Asset, and Seller SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE WILLBRIDGE PURCHASED ASSETS OR ANY PART THEREOF, OR AS TO WORKMANSHIP THEREOF, OR AS TO THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT THE WILLBRIDGE FACILITY ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, WITH ALL FAULTS, AND THAT BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

6.           Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

(a)           Authority; Execution and Delivery; Enforceability.  Buyer is a limited liability company duly organized and in good standing under the laws of the State of Delaware.  Buyer has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement.  The execution, delivery, and performance by Buyer under this Agreement have been duly authorized by all necessary action on the part of Buyer.  Buyer has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (subject to applicable legal and equitable limitations).

(b)           No Conflicts.  Except as set forth in Schedule 6(b) (the “Required Consents”), no authorization, consent, notice, registration, or filing with any governmental, regulatory, administrative, judicial entity or authority or any other person or entity is required for or in connection with the execution, delivery, and performance of this Agreement by Buyer, and Buyer is not subject to any legal, regulatory, administrative, judicial, contractual, equitable or other prohibition, restriction, limitation, or impediment of any nature whatsoever relating to or in respect of the execution, delivery, or performance of this Agreement by Buyer.

(c)           No Proceedings.  Buyer is not a party to any action, suit, claim, litigation, investigation, or other proceeding relating to this Agreement (or the transactions contemplated hereby).  To Buyer’s knowledge, no such action, suit, claim, litigation, investigation, or other proceeding is threatened.

(d)           Buyer’s Due Diligence.  Buyer is a sophisticated party, and Buyer has conducted to its satisfaction a full due diligence investigation of the Willbridge Purchased Assets and the Willbridge Assumed Liabilities.

(e)           Financial Capability.  As of the date hereof Buyer has, and at the Closing Buyer will have, sufficient funds available to pay the Purchase Price.

7.           Covenants.  In addition to other covenants of the parties in this Agreement, the parties agree as follows:

(a)           Transfer Taxes.  Buyer agrees to pay any transfer taxes, charges, or fees payable with respect to the sale and transfer of the Willbridge Purchased Assets pursuant to this Agreement.

(b)           Transfer Instruments.  At the Closing, (i) Seller will duly sign and deliver to Buyer a bill of sale, in form and substance reasonably acceptable to Buyer, transferring and conveying the Willbridge Purchased Assets to Buyer, and (ii) Buyer will duly sign and deliver to Seller an assumption instrument, in form and substance reasonably acceptable to Seller, assuming the Willbridge Assumed Liabilities.

(c)           Cooperation.  From and after the Closing, the parties agree to cooperate to ensure that (i) Seller complies with its obligations under the Willbridge Facility PSA and (ii) Buyer carries out its obligations in respect of, and otherwise satisfies, the Willbridge Assumed Liabilities.

(d)           Consents.  Buyer and Seller shall cooperate and use commercially reasonable efforts to obtain each Required Consent as soon as practicable after the date hereof (if not obtained as of the date hereof); provided, however, that neither party shall be required to make any payment to any Governmental Authority or other third party or incur any other economic burden to obtain any Required Consent (except that Buyer shall be required to pay any consideration, and to assume any liability, specified as of the date hereof in the relevant contract, agreement, permit, license, or other Willbridge Purchased Asset as a condition to obtaining such Required Consent).  If any Required Consent is not obtained by the Closing, the parties will continue to cooperate and use commercially reasonable effort to obtain such Required Consent after the Closing, and until such Required Consent is obtained, the parties will cooperate and use commercially reasonable efforts (without either party being required to make any payment to any Governmental Authority or other third party, or to act in contravention of any contractual obligation or legal or regulatory requirement) to enter into arrangements to provide Buyer the benefits and burdens of the relevant contract, agreement, permit, license, or other Willbridge Purchased Asset.  However, notwithstanding the foregoing provisions of this Section 7(d), the obtaining of any Required Consent shall not be a condition precedent to either party’s obligation to proceed with the Closing.

(e)           Permits.  Buyer shall be responsible for the payment of all required fees, the making of all filings, and the taking of all other actions necessary or appropriate to effect and register, record, or otherwise properly confirm the transfer of the Permits to Buyer, including by identifying, as appropriate, Seller as the owner of the Willbridge Facility.

(f)           Willbridge Pier Agreement.     At the written request of Seller made at any time after the Closing, Buyer will use commercially reasonable efforts to obtain Chevron’s consent to the re-assignment by Buyer to Seller of the Willbridge Pier Agreement dated March 1, 2005, between ChevronTexaco Products Company (“Chevron”) and Paramount of Oregon, as amended (the “Pier Agreement”) , such that the Pier Agreement will be included in the Willbridge Leasehold Estate.  If such consent is obtained, Buyer and Seller will execute such documents as either party may reasonably request to confirm the addition of the Pier Agreement to the Willbridge Leasehold Estate, with no increase in rent under the Willbridge Facility Lease.  If such consent is not obtained within 90 days of such request, then at the written request of Seller, Buyer agrees to promptly:

 (i)           form a wholly-owned, sole purpose subsidiary of Buyer (“Newco”), the charter documents of which will (A) require the ownership interests of Newco to be certificated, (B) grant Seller the right to appoint at least one member of the board of directors or managers (or similar governing body) of Newco (the “Seller Manager”), (C) prohibit Newco from holding any assets or liabilities other than its rights and obligations under the Pier Agreement, (D) prohibit Newco from issuing additional ownership interests, and (E) require the Seller Manager’s approval for any (1) amendment to Newco’s charter documents, (2) liquidation or dissolution event, (3) merger, consolidation, or other combination transaction, (4) assignment by Newco of the Pier Agreement or any rights or obligations thereunder, (5) termination of the Pier Agreement, or amendment of the Pier Agreement in a way that would shorten its term, reduce access to the pier thereunder, or change the nature or specifications of the products that can be processed through the pier (such approval by Seller’s Manager for purposes of this clause (i)(E)(5) not to be unreasonably withheld), or (6) other action that would contravene Newco’s continuing existence for the sole purpose of holding the Pier Agreement;

(ii)           assign the Pier Agreement to Newco;

(iii)           pledge the ownership interests in Newco to Seller as security for Buyer’s obligations under the Willbridge Facility Lease, such pledge to be promptly perfected by the delivery by Buyer to Seller of the certificate(s) representing such ownership interests; and

(iv)           sign and deliver to Seller an assignment instrument, assigning all of the ownership interests in Newco to Seller, free and clear of any and all encumbrances, with such assignment to become effective automatically upon the expiration or termination of the Willbridge Facility Lease other than under circumstances in which Seller acquires ownership of the Willbridge Leasehold Estate upon such expiration or termination.

Buyer and Seller shall cooperate in good faith to draft all documents necessary to implement the requirements of the immediately preceding sentence, and all such documents shall be in form and substance reasonably acceptable to Buyer and Seller.  Buyer agrees not to terminate the Pier Agreement, or to amend the Pier Agreement in a way that would shorten its term, reduce access to the pier thereunder, or change the nature or specifications of the products that can be processed through the pier, without Seller’s prior written consent, not to be unreasonably withheld.

(g)           Harbor Sublease Premises.  At the written request of Seller made at any time after Closing, Buyer will use commercially reasonable efforts to obtain a written agreement signed by Chevron U.S.A. Inc. to afford Seller the right to use the “Sublease Premises” (as defined in that certain Portland Harbor Sublease Agreement, dated March 1, 2005, between Chevron U.S.A. Inc. and Paramount Petroleum Corporation (the “Sublease”)) on terms and conditions substantially similar to the terms and conditions of the Sublease, including for a term not shorter than the term of the Pier Agreement.

8.           Miscellaneous.

(a)           Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either party without the prior written consent of the other party.  Notwithstanding the foregoing, Buyer may, without the consent of Seller, assign this Agreement and Buyer’s rights, interests, and obligations hereunder to one or more of Buyer’s Affiliates; provided that, notwithstanding any such assignment, Buyer shall not be released from its obligations hereunder.  Buyer agrees to notify Seller promptly following any such assignment.

(b)            Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.  Each party hereby submits to the non-exclusive jurisdiction of the United States District Court and the courts of the State of New York, in either case sitting in the Borough of Manhattan for the purposes of all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such action or proceeding brought in such a court has been brought in an inconvenient forum.

(c)           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)           Entire Agreement; Amendments.  This Agreement, together with the Willbridge Facility Lease, contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings relating to such subject matter.  This Agreement may not be modified or amended other than by an agreement in writing signed by both parties.

(e)           Schedules.  All schedules hereto are deemed a part of this Agreement and are incorporated herein and made a part hereof for all purposes.

(f)           Severability.  The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability, and will not affect the validity or enforceability of that or any other provision in any other jurisdiction.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision will be substituted for the invalid or unenforceable provision in order to carry out in that jurisdiction, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision, and (ii) the remainder of this Agreement, and the application of that provision to other persons or circumstances or in other jurisdictions, will not be affected.

(g)           Waiver.  Any waiver by any party of any breach of this Agreement by any other party, or of any condition under this Agreement, must be in writing, and shall not be construed as or constitute a waiver of any subsequent breach or any other condition.

(h)           Specific Performance.  In the event of any default under this Agreement, or any breach of any of the terms, conditions and provisions of this Agreement, the party who is thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative.  The parties agree that any such default or breach would cause irreparable injury, that the remedies at law for any such default or breach, including monetary damages, would be inadequate compensation for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

(i)           Further Assurances.  Each party will take such action as the other party may reasonably request to carry out or perfect the transactions contemplated by this Agreement, including such actions as may be required to obtain titles to the Vehicles in Buyer’s name.

(j)           Execution and Delivery. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.  This Agreement may be delivered by the electronic exchange, receipt confirmed, of executed signature pages (e.g., by fax transmission or email), and any printed or copied version of any signature page so delivered will have the same force and effect as an originally executed version of such signature page.

(k)           Headings.  The captions and headings in this Agreement are for convenience of reference only and shall not be utilized in construing or interpreting this Agreement.

(l)           Construction.  This Agreement will be construed as the joint and equal work product of each party and will not be construed more or less favorably on account of its preparation or drafting.  In this Agreement, (i) the word “including” means “including without limitation” and (ii) words such as “herein,” “hereof,” “hereby,” and “hereunder” refer to this Agreement as a whole and not to any particular section or subsection.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

BUYER: Arc Terminals Holdings LLC

By:	/s/ John Blanchard
Name: John Blanchard
Title: President

SELLER: LCP Oregon Holdings, LLC

By:	/s/ David J. Schulte
Name: David J. Schulte
Title: President

[Signature Page - Asset Purchase Agreement]

Schedule 1(a)

Contracts and Agreements

1.	Terminal Service Agreement by and between Chevron Products Company and Paramount Petroleum Corporation, dated as of July 12, 2013.

2.	Willbridge Pier Agreement dated March 1, 2005, by and between Chevron Texaco Products Company and Paramount of Oregon, Inc., as amended.

3.
Direxx Energy Agency Agreement between Cost Management Services, Inc. (successor in interest to Direxx Energy, Inc.), and Paramount Petroleum Corporation, for Supply of Natural Gas, dated August 4, 2008, as amended on December 18, 2012.

4.	Willbridge Aviation Fuel Tank Usage Agreement (Tank 71) dated March 1, 2005, between Chevron Texaco Products and Paramount of Oregon, Inc.

5.	Lease Agreement dated September 9, 2008, Xerox and Paramount Petroleum Corporation.

6.	Bylaws of the Clean Rivers Cooperative.

7.	Agreement for Storage of Private Railcars dated March 1, 2005, by and between BNSF Railway Company and Paramount Petroleum Corporation.

8.	Switching Contract dated March 6, 2007, between The Burlington Northern and Santa Fe Railway Company and Paramount Petroleum, as amended to date.

Schedule 1(b)

Personal Property

1.	Vehicles

Make	VIN #
FORD/BOOM TRUCK	F70HVJA8576
FORD/BOOM TRUCK	1FDPF82H8CVA27948
CHEVROLET/1500 PICK-UP	1GCDC14Z8LZ235947
CHEVROLET/2500 PICK-UP	1GCGC24K1NE111986
JOHN DEERE GATOR 6x4 (Diesel)	Serial # WOW6X4D001868
JOHN DEERE GATOR 4x2 (Gas)	Serial # WOO4X2040476
YALE FORKLIFT Model # GLP050VX	Serial# B875V02740G

2.           Other Personal Property

1 computer projector, Infocus

1 DVD/VCR

1 25" TV, Samsung

Group of lab equipment

Group of office furniture and equipment

Group of machinery and equipment:

______________________________________

     ¹Paramount Oregon has acknowledged that each of the vehicles listed on Schedule 1(b)(1) other than the Yale Forklift Model #GLP050VX are owned vehicles and, as of the Closing Date, Paramount Oregon has been unable to locate copies of title documents for such vehicles.  Paramount Oregon has agreed to cooperate with the reasonable requests of Buyer after the Closing Date which related to obtaining new title documentation for the owned vehicles.

    ² The Yale Forklift is leased by Paramount Oregon from Materials Handling Group with a monthly payment of $464.90 per month.  Paramount Oregon has acknowledged that a copy of the lease agreement for the Yale Forklift has not been obtained prior to the Closing Date.  Paramount Oregon has agreed to cooperate with the reasonable requests of Buyer after the Closing Date which are required to transfer the lease agreement for the Yale Forklift from Paramount Oregon to Buyer.

•	drill press, Wilden
•	hydraulic press, Dake
•	hydraulic crane, WRC-3
•	company tools
•	specialty tools

Group of plant furniture and equipment

Group of office machines:

•	1 - time clock, hand punch
•	28 – desktops
•	6 – notebooks
•	5 - hand-built workstations
•	11 - non-domain computers
•	1 - Pelco DX8000 digital VR
•	1 - Silver Peak network unit
•	20 - inkjet printers
•	1 - Minolta 2300N color printer
•	1 - Hewlett Packard 2430N printer
•	4 - laser printers
•	3 - Xerox M20i, multifunction
•	1 - Xerox Workcenter 225 Pro
•	2 - Cisco Catalyst 2950 switches
•	1 - Cisco Catalyst 3550 switch

33 - hand-held radios and chargers

Schedule 1(c)

Licenses and Permits

Oregon DEQ Title V Air Discharge Permit, #26-2025

Oregon DEQ General Stormwater Discharge Permit, 1200-Z

City of Portland Industrial Wastewater Discharge Permit, #419.002

FCC Radio Station License

Device License-Type E Scale License No. 00849, issued by Oregon Dept of Agriculture

Boiler/Pressure Vessel Operating Permit No. 268, Vessel 268

Certificate of Inspection of Commercial Building Account NO. 5755-228

Fire Marshall’s Permit for Storage of Hazardous Materials Permit No 1240

Oil Spill Contingency Plan Certificate from Oregon Department of Environmental Quality dated October 1, 2008, as amended to date.

Schedule 6(b)

Required Consents

1.	Terminal Service Agreement by and between Chevron Products Company and Paramount Petroleum Corporation, dated as of July 12, 2013.

2.	Willbridge Pier Agreement dated March 1, 2005, by and between Chevron Texaco Products Company and Paramount of Oregon, Inc., as amended.

3.	Willbridge Aviation Fuel Tank Usage Agreement (Tank 71) dated March 1, 2005, between Chevron Texaco Products and Paramount of Oregon, Inc.

4.	Agreement for Storage of Private Railcars dated March 1, 2005, by and between BNSF Railway Company and Paramount Petroleum Corporation.

5.	Switching Contract dated March 6, 2007, between The Burlington Northern and Santa Fe Railway Company and Paramount Petroleum, as amended to date.

6.	Consent to Assignment of the following Permits and Licenses:
Oregon DEQ Title V Air Discharge Permit, #26-2025
Oregon DEQ General Stormwater Discharge Permit, 1200-Z
City of Portland Industrial Wastewater Discharge Permit, #419.002